Exhibit 23.1

[LETTERHEAD]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-126695) of Particle Drilling Technologies, Inc. of our reports dated December 14, 2006 relating to the consolidated financial statements of Particle Drilling Technologies, Inc., Particle Drilling Technologies, Inc.’s management assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Particle Drilling Technologies Inc., which appear on Form 10-K.

/s/ UHY LLP

Houston, Texas

December 14, 2006